Exhibit 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2005 EARNINGS

Niles, Ohio, July 21, 2005 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three and six month periods ended June 30, 2005.

Net income for the three months ended June 30, 2005 totaled $360,000 compared to net income of $244,000 for the same period in 2004, an increase of $116,000, or 47.5%. Net income for the six months ended June 30, 2005 was $604,000 compared to $504,000 for the six months ended June 30, 2004, an increase of $100,000, or 19.8%. The increase in net income in the current three and six month periods as compared to the same periods one year ago was primarily the result of an increase in non-interest income, specifically from gain on sale of investments, partially offset by a decrease in net interest income and an increase in non-interest expense.

The annualized return on average assets for the three and six months ended June 30, 2005 was 1.43% and 1.21%, respectively, as compared to 0.99% and 1.01% for the respective comparative periods in 2004. Primary earnings per share for the three and six months ended June 30, 2005 was $0.27 and $0.46, respectively, as compared to $0.19 and $0.39 for the three month and six month comparative periods in 2004. Net interest income after the provision for loan losses for the second quarter of 2005 was $684,000 as compared to $715,000 for the second quarter of 2004, a decrease of $31,000, or 4.5%. For the six months ended June 30, 2005, net interest income totaled $1.4 million, $67,000 less than for the same comparative period in 2004. The decrease in net interest income in both comparative periods as described above was primarily attributable to rising short term interest rates, which effects our cost of funds to a greater extent than the yield on our assets.

Non-interest income for the second quarter of 2005 was $341,000, compared to $64,000 for the second quarter of 2004, an increase of $277,000. The increase in non-interest income was primarily attributable to a $271,000 increase in the gain on sale of investments as compared to the same period one year ago. The entire gain on sale of investments during the current quarter was attributable to the acquisition of Intrieve Incorporated by Harland Financial Solutions, Inc. Intrieve, Incorporated, which was owned by numerous financial institutions, including the Association, was also the primary data processing service provider to the Association. For the six months ended June 30, 2005 non-interest income totaled $427,000, compared to $166,000 for the same six month period in 2004, an increase of $261,000. The increase in non-interest income was primarily attributable to a $249,000 increase in gain on sale of investments. For the six-months ended June 30, 2005 gain on sale of investments was $401,000 as compared to $152,000 for the same six month period in 2004.

Non-interest expense increased $72,000 for the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004. The increase in non-interest expense in the current quarter was primarily due to a $53,000 increase in legal and audit expense, and a $13,000 increase in other operating expense. Legal expense was higher primarily due to the Company’s exploration of possible strategic alternatives that may be utilized to minimize or eliminate the costs associated with the implementation and maintenance of compliance with Sarbanes-Oxley, Section 404. Non-interest expense increased $46,000 in the current six month period as compared to the same period one year ago. This increase was primarily the result of the same factors as listed for the quarterly comparison.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days, totaled $772,000 at June 30, 2005, or 1.8% of net loans receivable, a decrease of $19,000 from December 31, 2004. The allowance for loan losses totaled $743,000 at June 30, 2005, representing 96.2% of non-performing loans and 1.7% of net loans receivable. At December 31, 2004 the allowance for loan losses totaled $743,000 and represented 93.3% of non-performing loans and 1.7% of net loan receivable. At June 30, 2005 the Association had $35,000 in repossessed assets, consisting entirely of real estate owned, as compared to $51,000 in repossessed assets as of December 31, 2004.

At June 30, 2005 total assets were $100.3 million compared to $99.2 million at December 31, 2004, an increase of $1.1 million, or 1.1%. Net loans receivable increased to $43.7 million at June 30, 2005 from $43.0 million at December 31, 2004, an increase of $742,000, or 1.7%. Deposits decreased to $60.3 million at June 30, 2005 from $61.4 million at December 31, 2004, a decrease of $1.1 million, or 1.9%. Borrowings, increased by $2.0 million during the first six months of 2005, from $20.5 million at December 31, 2004 to $22.5 million at June 30, 2005.

Total equity at June 30, 2005 was $16.6 million, as compared to $16.4 million at December 31, 2004. The increase in total equity was primarily attributable to a $185,000 increase in retained earnings and a $33,000 increase in net unrealized gains on securities available for sale. At June 30, 2005 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

July 21, 2005	William L. Stephens, President
or Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539

Selected Financial Condition Data

(In thousands, except for per share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
Total assets	$100,326	$99,229
Loans receivable, net	43,707	42,965
Securities (AFS) at market	30,189	29,639
Securities (HTM) at cost	18,119	18,148
Deposits	60,310	61,458
Total borrowings	22,500	20,500
Retained earnings	14,501	14,316
Common stock and paid in capital	6,969	6,970
Total equity	16,630	16,413
Book value per share	$12.01	$11.85

Selected Operating Data

(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Interest income	$1,221	$1,201	$2,421	$2,436
Interest expense	537	486	1,036	984
Provision for loan losses	—	—	—	—
Net interest income	684	715	1,385	1,452
Non-interest income	341	64	427	166
Non-interest expense	503	431	943	897
Income before inc. tax exp.	522	348	869	721
Income tax expense	162	104	265	217
Net income	360	244	504	504
Earnings per share - basic	$0.27	$0.19	$0.46	$0.39
diluted	0.27	0.18	0.46	0.38